UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2010
_______________________________________________________________

CHINA SUN GROUP HIGH-TECH CO.
(Exact name of registrant as specified in its charter)

DELAWARE	333-118259	54-2142880
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Hutan Street, Zhongshan District
Dalian, P.R. China
(Address of principal executive offices) (Zip Code)

+86 (411) 8289-7752
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2010, we entered into an employment agreement with each of Guosheng Fu, our Chief Executive Officer, and Ming Fen Liu, our Chief Financial Officer.

Compensatory Arrangements with Guosheng Fu

Pursuant to the terms of his employment agreement with us, Mr. Fu will receive an annual base salary of $30,000 in connection with the continuation of his services as our Chief Executive Officer.  In addition to other normal and customary terms, Mr. Fu agreed to maintain the confidentiality of our information and to refrain from competing with the Company and soliciting our employees, customers, suppliers or licensees during the term of his employment and for a period of one year thereafter.

Mr. Fu was also granted up to an aggregate amount of 450,000 shares of our common stock.  The Company agreed to issue 150,000 shares of our common stock to Mr. Fu on each of December 31, 2010, 2011, and 2012, each, an Award Date, subject to Mr. Fu’s Continuous Service on each Award Date.  Continuous Service means that the provision of services by Mr. Fu to the Company or a related entity in any capacity of employee, director or consultant, is not interrupted or terminated.  Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any related entity, or any successor, in any capacity of employee, director or consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a related entity in any capacity of employee, director or consultant.  An approved leave of absence includes sick leave, military leave, or any other authorized personal leave.

If Mr. Fu’s employment is terminated without “Cause” by the Company or “With Good Reason” by Mr. Fu, as such terms are defined in his employment agreement, Mr. Fu will receive all shares of common stock due to him as of December 31 of the year during which his Continuous Service was terminated.  This grant is not subject to any incentive plan adopted by the Company.

Compensatory Arrangements with Ming Fen Liu

Pursuant to the terms of her employment agreement with us, Ms. Liu will receive an annual base salary of $18,000 in connection with the continuation of her services as our Chief Financial Officer.  In addition to other normal and customary terms, Ms. Liu agreed to maintain the confidentiality of our information and to refrain from competing with the Company and soliciting our employees, customers, suppliers or licensees during the term of her employment and for a period of one year thereafter.

Ms. Liu was also granted up to an aggregate amount of 300,000 shares of our common stock.  The Company agreed to issue 100,000 shares of our common stock to Ms. Liu on each of December 31, 2010, 2011, and 2012, each, an Award Date, subject to Ms. Liu’s Continuous Service on each Award Date.  Continuous Service means that the provision of services by Ms. Liu to the Company or a related entity in any capacity of employee, director or consultant, is not interrupted or terminated.  Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any related entity, or any successor, in any capacity of employee, director or consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a related entity in any capacity of employee, director or consultant.  An approved leave of absence includes sick leave, military leave, or any other authorized personal leave.

If Ms. Liu’s employment is terminated without “Cause” by the Company or “With Good Reason” by Ms. Liu, as such terms are defined in her employment agreement, Ms. Liu will receive all shares of common stock due to her as of December 31 of the year during which her Continuous Service was terminated.  This grant is not subject to any incentive plan adopted by the Company.

The foregoing is not a complete summary of the terms of the Employment Agreements made with each of Mr. Fu and Ms. Liu described in this Item 5.02 and reference is made to the complete text of the Employment Agreements with each of Mr. Fu and Ms. Liu attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 8.01.  Other Information

On November 17, 2010, we issued a press release announcing the entry by the Company into the Employment Agreements.  A copy of that press release is furnished herewith as Exhibit 99.1 and hereby incorporated in this Item 8.01 by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated November 15, 2010, by and between China Sun Group High-Tech Co. and Guosheng Fu
10.2	Employment Agreement dated November 15, 2010, by and between China Sun Group High-Tech Co. and Ming Fen Liu
99.1	Press Release Issued by China Sun Group High-Tech Co. on November 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SUN GROUP HIGH-TECH CO.
Dated: November 17, 2010

	By:	/s/ Guosheng Fu
Guosheng Fu
Chief Executive Officer